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                                                                     EXHIBIT 8.2


                 [BROBECK, PHLEGER & HARRISON LLP LETTERHEAD]

                                 June 10, 1998



Barbeques Galore Limited
327 Chisholm Road
Auburn, Sydney, NSW 2144, Australia

Ladies and Gentlemen:

  We have acted as counsel to Barbeques Galore Limited (the "Company") in connection with the public offering; which is not being underwritten, of up to 1,044,845 American Depositary Shares ("Resale ADSs"). Each Resale ADS represents an ordinary share ("Ordinary Share") of the Company. The Resale ADSs are evidenced by American Depositary Receipts ("ADRs"). The Ordinary Shares, the Resale ADSs and the ADRs are described in the registration statement on Form F-1 (as amended, the "Registration Statement"). (Capitalized terms used herein that are not otherwise defined herein have the meaning assigned to such terms in the Registration Statement.)

  In rendering the opinion set forth below, we have examined copies, certified or otherwise identified to our satisfaction, of the following executed documents and are relying upon the truth and accuracy of the statements, covenants, representations and warranties set forth therein:

  1. The Registration Statement;

  2. The Deposit Agreement; and

  3. Such other agreements and documents as we have considered necessary or appropriate for the purpose of rendering the opinion set forth below.

  Based on and subject to the foregoing, we have set forth our opinion as to the material United States Federal income tax consequences of the acquisition, ownership and disposition of the Resale ADSs and Ordinary Shares by the U.S. Holders in the Prospectus constituting part of the Registration Statement under the caption "Certain Tax Considerations--United States Taxation."

  We express no opinion as to other tax issues affecting the holders of the Resale ADSs or the other parties to the transactions described in the Registration Statement, nor does our opinion address state, local or foreign (including Australian) tax consequences that may result from such transactions.

  Our opinion represents only our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended (the "Code"), existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert contrary positions. Furthermore, no assurance can be given that future legislative, judicial decisions or administrative changes, applicable either on a prospective or retroactive basis, might not materially alter our opinion.
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  We consent to the use of this opinion for filing as an exhibit to the
Registration Statement and further consent to all references to us in the Registration Statement. Subject to the foregoing sentence, this opinion is given as of the date hereof solely for your benefit and may not be relied upon, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

                            Respectfully,
                            /s/ Brobeck, Phleger & Harrison LLP
                            BROBECK, PHLEGER & HARRISON LLP